Exhibit 99.2

FOR IMMEDIATE RELEASE:                      FOR MORE INFORMATION CONTACT:
February 3, 2005                            Media: Annmarie Sartor 318.388.9671
                                            annmarie.sartor@centurytel.com
                                            Investors: Tony Davis 318.388.9525
                                            tony.davis@centurytel.com

CenturyTel announces $200 million stock repurchase program; signs definitive agreement to buy metro fiber networks

MONROE, La. . . CenturyTel, Inc. (NYSE: CTL) announced today that it has entered into a definitive agreement to purchase metro fiber networks in 16 markets, primarily in the central United States, from KMC Telecom Holdings, Inc. (KMC) for $65 million cash, subject to purchase price adjustments.

CenturyTel anticipates completing this transaction by third quarter 2005, subject to regulatory approval. The transition of these markets is expected to be seamless to KMC's existing customers. The transaction is anticipated to be breakeven, or slightly dilutive including transition costs, for the first 12 months of operation and accretive to earnings per share thereafter.

CenturyTel will operate these networks and related assets through its LightCore subsidiary, which provides fiber optic services to national and regional communications carriers. The KMC networks being acquired include almost 1,000 lit route miles of metro fiber and more than 100 points of presence (POPs), and will bring LightCore's total network to more than 9,700 lit route miles of fiber and 618 total POPs.

"This acquisition advances CenturyTel's strategic goal of continuing to grow and diversify our revenue streams by becoming a dominant fiber transport provider to smaller cities and rural areas in and near our local exchange and LightCore markets," Glen F. Post, III, CenturyTel chairman and CEO, said. "It also positions LightCore to grow the enterprise and government segments of its customer base."

With this purchase, CenturyTel will add key markets to its LightCore footprint across Alabama, Indiana, Kansas, Louisiana, Michigan, Minnesota, Mississippi, Ohio, Tennessee, Texas and Wisconsin.

Stock Repurchase Program
------------------------

CenturyTel also announced today that its board of directors approved a stock repurchase program authorizing it to repurchase up to an aggregate of $200 million of either its common stock or convertible equity units.

Repurchases under the program may be made in the open market or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending on market conditions and other factors. The program will expire in December 2005, unless extended by CenturyTel's board of directors. The new program follows CenturyTel's $400 million repurchase program, which was completed during 2004.

"CenturyTel's free cash flow generation and strong balance sheet enable us to return value to shareholders through another stock repurchase program while continuing to grow our business through this strategic acquisition," Post said.

As of December 31, 2004, CenturyTel had outstanding approximately 132.4 million common shares and $500 million stated value of convertible equity units. Wednesday's closing prices of CenturyTel's common stock and convertible equity units (CUSIP 156700403) were $34.05 and $25.45 per share, respectively.

In addition to historical information, this release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: Company's ability to obtain governmental approvals and third-party consents in a timely manner; the possibility of unforeseen near-term cash requirements; the ability to manage and maintain key customer relationships; the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company's ability to effectively manage its growth, including integrating newly acquired businesses into the Company's operations, hiring adequate numbers of qualified staff, and successfully upgrading its billing and other information systems; possible changes in the demand for, or pricing of, the Company's products and services; the Company's ability to successfully introduce new product or service offerings on a timely and cost-effective basis; other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission; and the effects of more general factors such as changes in interest rates, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The information contained in this release is as of February 3, 2005. The Company undertakes no obligation to update any of its forward-looking statements.

CenturyTel, Inc. (NYSE: CTL) provides a full range of local, long distance, Internet and broadband services to consumers in 22 states. Included in the S&P 500 Index, CenturyTel is a leading provider of integrated communications services to rural areas and smaller cities in the United States. Visit CenturyTel at www.centurytel.com.

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